3 May 2013

Matias Bullrich

6 East 65th Street, Apt 4B

New York, New York

United States of America

Dear Sir:

I am writing to you in my capacity as President and legal representative of CENTENARY INTERNATIONAL CORPORATION, in order to provide you with this hiring offer (hereinafter the “Offer Letter”) which in case of being accepted, will be governed by the following terms and conditions:

This Offer Letter is being executed by and between:

CENTENARY INTERNATIONAL CORPORATION, a company incorporated in Nevada, United States of America, and registered with the public registry of Commerce in Chubut, Argentine Republic - under number 1428, page 243, Book of Commercial Companies No. III, Volume IV (hereinafter “CIC”) with registered offices at Av. Cordoba 657, 7th floor, Autonomous City of Buenos Aires, Argentine Republic, represented by its President, Mr. Carlos Fabian De Sousa, ID No. 18533636, by one party; and

By the other party, Mr. Matias Bullrich, ID No. 18588141, Argentine, residing at 6 East 65th Street Apt. 4B, New York, NY 10065, United States of America (hereinafter the “CFO”), each of the parties referred to as a “Party” and together as “Parties”.

WHEREAS:

- The CFO has experience in financial and economic advising, in administration and brokering of credit and loan operations, debt instrumentation and placement, Negotiable Instruments and other public bonds in the United States of America (hereinafter “ON”), as well as in public offering of shares (hereinafter “OPA”) and in international transactions related to the purchase and sale of shares of different international companies;

- CIC, and/or its companies intend to obtain financing, whether directly with any fund or international financial entity or by the issuance of public bonds (ON or any other), as a first stage, and then make a public offering of shares (OPA) in the Stock Exchange of United States of America (National Association of Securities Dealers Automated Quotation), hereinafter NASDAQ, and/or any other Stock Exchange that the Parties may deem convenient.

- Also the CFO works as financial officer (chief financial officer) of CIC.

- The parties wish to set the conditions under which CIC will hire the CFO for the purposes before mentioned:

1. PURPOSE; CFO’S COMMITMENT

1.1 The CFO undertakes to provide the services as Financial Officer (CFO) of the company CIC, as from the acceptance of this proposal, in the United States of America, as usual and appropriate for this type of commitments, and as required, including assistance to CIC in the advising, analysis, restructuring, negotiation and performance of different types of financial and credit operations.

1.2 Moreover, the CFO also undertakes to make his best efforts so that CIC, (Oil M&S S.A. , Oil Combustibles S.A. ) and / or any other related company may get financing by taking debt directly or through a public debt issuance (ON), and /or any other means, for the sum of : USD $900 MILLION American Dollars or its equivalent in other currencies such as Euros, Yen or any other, with a minimum of USD $750 MILLION American Dollars or its equivalent in other currency.

1.3 In turn, the CFO undertakes to make, at the request of CIC and when it may determine, an OPA under the terms that may be subsequently agreed upon.

2. CIC’s COMMITMENTS

2.1 . CIC will pay the CFO for his duties, the sum of One Million American Dollars (USD$1,000,000) per year of service, divided into 12 equal and consecutive installments of USD$83,000 each, to be paid monthly as from the month following the acceptance of this Offer, from the 1st to the 10th of each month through deposit and /or wire transfer to the JP Morgan Chase account number: XXX, ABA 021 000 021.

Any failure to comply with the payments in the agreed deadlines and currency shall result in automatic default without need of previous demand, whether judicial or extrajudicial, the terms agreed shall automatically expire and the unpaid balance shall be deemed as due and payable in whole. This agreement has the character of an enforcement order.

Notwithstanding this monthly fixed remuneration, CIC shall recognize to the CFO the following remunerations in case of achieving the intended financing for it or for its related companies, as set forth below.

2.2 CIC will recognize to the CFO and will give him a "success fee" of five hundred thousand shares of CIC, in case of achieving the success in the direct financing and /or the issuance and placement to debt investors (ON) and /or any other debt bond of CIC and/or its related companies, and/or by the early collection of products of CIC and/or its related companies, for the sum of USD$900 Million Dollars or its equivalent in other currency, with a minimum of USD $750 Million Dollars. In no case shall the CFO receive less than 1% of the corporate capital. Such shares shall have the same rights and privileges as the rest of the outstanding shares.

2.3 CIC will recognize the CFO and shall give him as a "success fee" One million shares of CIC, in case of achieving the successful issuance of an OPA of CIC and/or its related companies, according to the terms and conditions that the parties may agree. The delivery to the CFO of 1,000,000 shares in case of success shall imply that CIC has at that time fifty million (50,000,000) of its shares issued and outstanding. In no case shall the CFO receive less than 2% of the corporate capital. Such shares shall have the same rights and privileges as the rest of the outstanding shares.

2.4 In the event of obtaining financial sources partial to the amounts previously established, CIC will recognize to the CFO, a percentage proportional to the fee established in section 2.2 above.

2.5 CIC shall grant, 5 years from the signing of this agreement, a right to the CFO to sell compulsively to CIC and /or the person it may designate, all the shares that the CFO possesses. The price of the shares will be: The maximum value between the fair market value of the shares on the date of the option, or the value resulting from multiplying 4 times by the average EBITDA obtained by CIC in the two years immediately prior thereto, multiplied by the effective percentage of share interest (equity participation) at the moment of exercising such right.

2.6 If Mr. Cristobal Manuel Lopez and Mr. Carlos Fabian de Sousa, as shareholders of CIC, shall decide to sell their shares in CIC to a third party not related, they shall grant the right to the CFO to sell his own shares to the third party, on the same terms and conditions.

3. Confidentiality. The CFO agrees to keep this agreement in strict confidence and not to disclose any confidential information without prior written authorization of a director of CIC. The CFO may reveal confidential information only to those representatives who need to know such information to satisfy the CFO’s obligations under the Agreement. Otherwise, the CFO shall not reveal or use the confidential information for any other purpose than for performing his services described in this Agreement, except as required by law, in which case he shall give CIC prompt written notice about the obligation to disclose such confidential information.,

For purposes of these confidentiality provisions, the "confidential information" includes this Letter of Engagement and its contents. The confidential information also includes all the copies, notes, separate sheets, analysis, summaries, compilations, studies, interpretations, advice, recommendations, documents, records, reports or data prepared by or for the CFO or his representatives that contain, reflect, are based on or derived from Confidential Information. However, the Confidential Information does not include any information that:

(a) at the moment of its disclosure or from then on is generally available to the public;

(b) becomes available for the CFO on a non-confidential basis from a source other than CIC, provided that the source of such information is not obliged to keep such information confidential.

Upon termination of the agreement, or at the request of CIC, the CFO shall immediately return to CIC all the Confidential Information. If any piece of Confidential Information cannot be promptly returned to CIC, the CFO will destroy that confidential information and shall certify its destruction to CIC.

Notwithstanding the early termination of CFO’s engagement, the confidential obligations contained in this section shall not terminate until three (3) years after the termination of this Agreement.

4. Exclusivity. The CFO agrees that he will not advise or represent any other party that intends to compete with CIC or with the purpose or objectives of this Agreement.

5. Miscellaneous. This Agreement shall benefit and shall be binding on the parties. This Agreement shall be governed by and interpreted according to the laws of the Argentine Republic. All disputes arising in relation with this Letter Agreement must be decided in the Ordinary Courts of the Autonomous City of Buenos Aires.

6. Assignment. The CFO is not authorized hereby to assign, in whole or in part, the rights arising from this Agreement since it is deemed “intuito personae.” CIC is authorized to assign, in whole or in part, the rights arising herefrom to a subsidiary or related company thereof.

7. Notices. Any notice from a party shall be made in writing and shall be sufficiently served to the addresses mentioned hereinabove.

This Offer Letter shall be valid for a period of seven days from the date of issuance, and if you agree with the conditions and terms previously described, we request you to forward your conformity in writing to the address established.

Respectively,

/s/ Carlos Fabian De Sousa

Centenary International Corporation

CIC

Mr. President

Carlos Fabian De Sousa

Autonomous City of Buenos Aires, May 6, 2013

In the City of Buenos Aires, the undersigned, Matias Bullrich, fully accepts the terms and conditions of the Letter of Engagement dated 3 May of the current year, thus resulting in a meeting of the minds which gives rise to a binding contact for the parties as from this day.

Received May 6, 2013

/s/Matias Bullrich